EXHIBIT 99.1

CASMED Announces 2014 Fourth Quarter and Full Year Financial Results

FORE-SIGHT® Sales Increase 37% for the Year

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., March 4, 2015 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and 12 months ended December 31, 2014.

Net sales were $5.8 million for the fourth quarter of 2014 and $22.9 million for the full year, compared with $5.9 million and $21.9 million for the fourth quarter and full year 2013, respectively. The net loss applicable to common stockholders was ($0.11) per share for the fourth quarter and ($0.46) per share for the full year 2014.

Highlights for the fourth quarter of 2014 and early 2015 include the following (all comparisons are with the fourth quarter of 2013):

  FORE-SIGHTworldwide sales increased 26% and represented 56% of the Company's net sales.
  FORE-SIGHT U.S. disposable sensor sales increased 33%.
  A net 95 FORE-SIGHT cerebral oximeter units were shipped worldwide during the quarter.
  Gross profit margin improved 900 basis points, from 33.2% to 42.2%.
  Operating loss narrowed by 49% to $1.6 million compared with $3.1 million.
  The Company ended the year with $4.5 million in cash, $1.0 million outstanding under its line-of-credit and $1.1 million of remaining availability.
  On February 17, 2015, the Company completed an underwritten public offering of 7.13 million shares of common stock for net proceeds of approximately $8.5 million.

Highlights for 2014 include the following (all comparisons are with 2013):

  FORE-SIGHT worldwide sales increased 37% and represented 54% of the Company's net sales.
  FORE-SIGHT U.S. disposable sensor sales increased 37%.
  A net 394 FORE-SIGHT cerebral oximeter units were shipped worldwide in 2014, bringing the historic net cumulative units shipped as of December 31, 2014, to 1,329, a 42% increase over prior year.
  Gross profit margin improved 750 basis points, from 34.4% to 41.9%.
  Operating loss narrowed by 35% to $6.8 million, compared with $10.5 million.

Management Commentary

"FORE-SIGHT sales increased 26% in the fourth quarter, compared to 2013, finishing a year of exceptional sales growth of 37% for our tissue oximetry products. Of note, this is the first quarter with a full prior-year quarter of FORE-SIGHT ELITE® sales, making the growth rate even more impressive," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "We exceeded our goal of shipping at least 90 FORE-SIGHT cerebral oximeters per quarter in each quarter last year and ended 2014 with net worldwide cumulative shipments of 1,329 units, up 42% from the prior year, including an installed base of 725 units in the U.S. As the installed base grows, we continue to benefit from incremental sales growth of our disposable sensors, which increased 32% year-over-year.

"FORE-SIGHT sales comprised 54% of our total sales for 2014, a considerable increase from 41% for the prior year, with sensor sales comprising 45% of total sales, up from 36% in 2013. The higher margin on these sales improved our gross profit margin to 41.9% from 34.4% in 2013. At the same time, we reduced operating expenses for 2014 by $1.6 million," said Mr. Patton. "As a result, we ended 2014 with a significantly narrowed operating loss and decreased cash use.

"We strengthened our balance sheet last month by completing a public offering, raising about $8.5 million in net proceeds, putting us in a strong position as we move into 2015. We continue to take actions to increase sales both with current and new customers in the domestic and international markets. Among these, we began recruiting additions to our direct-selling organization to increase our total commercial field force from 14 at year-end. We expanded our reach overseas with an exclusive distribution agreement for the United Kingdom. We also filed for an expanded label for the FORE-SIGHT ELITE with the U.S. Food and Drug Administration to include pediatric and neonatal patients. Subject to approval, we expect to begin marketing for this indication during the 2015 third quarter. With these and other efforts, we look forward to achieving our goal of strong FORE-SIGHT revenue growth in 2015 of approximately 30%," he added.

Fourth Quarter Results

For the fourth quarter of 2014, the Company reported net sales of $5.8 million, a decrease of 2% from net sales of $5.9 million reported for the fourth quarter of 2013. FORE-SIGHT oximetry sales were $3.2 million, an increase of $0.7 million, or 26%, over the fourth quarter of 2013, led by significant growth in both domestic disposable sensor sales and international monitor sales.  All other non-FORE-SIGHT sales were $2.6 million, a decrease of $0.8 million, or 23%, from the fourth quarter of 2013.

The operating loss for the fourth quarter of 2014 was $1.6 million, an improvement of $1.5 million, or 49%, from the $3.1 million operating loss reported for the fourth quarter of 2013. Gross profit margin improved 900 basis points to 42.2%, compared with 33.2% for the prior-year period. Improved operating results reflected higher gross profits due primarily to favorable product mix led by FORE-SIGHT, lower manufacturing variances and prior-year charges, together with a $1.0 million, or 20%, reduction in operating expenses. FORE-SIGHT sales, which carry a higher gross margin compared with the Company's other product lines, accounted for 56% of net sales for the fourth quarter of 2014, up from 43% of net sales for the same prior-year period.

The Company recorded a net loss applicable to common stockholders for the fourth quarter of 2014 of $2.1 million, or ($0.11) per common share, compared with $3.5 million, or ($0.19) per common share, for the fourth quarter of 2013.

Full-year 2014 Results

Net sales for 2014 were $22.9 million, compared with $21.9 million for 2013, an increase of $1.0 million, or 5%. FORE-SIGHT sales increased to $12.4 million from $9.1 million in 2013, an increase of $3.4 million, or 37%. FORE-SIGHT disposable sensor sales were $10.4 million for 2014, an increase of $2.5 million, or 32%, compared with 2013. All other sales for 2014 were $10.5 million, a decrease of $2.4 million, or 18%, from 2013 sales.

The operating loss for 2014 was $6.8 million, an improvement of $3.7 million, or 35%, from the $10.5 million operating loss reported for the prior year. Increased gross profits contributed $2.0 million to the improvement, and lower operating expenses contributed $1.6 million.

The Company recorded a net loss applicable to common stockholders for 2014 of $8.9 million, or ($0.46) per common share, compared with $11.6 million, or ($0.73) per common share, for 2013.

Cash and cash equivalents were $4.5 million as of December 31, 2014, compared with $8.2 million as of December 31, 2013. As of December 31, 2014, $1.0 million was outstanding under the Company's line-of-credit and $1.1 million remained available.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these financial results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on March 4, 2015, through 11:59 p.m. Eastern time on March 18, 2015. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 93681915
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2013, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "goal", "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Net sales	$ 5,827,962	$ 5,944,370	$ 22,913,249	$ 21,915,794

Cost of sales	3,366,247	3,970,279	13,306,592	13,958,451
Asset impairment charge	--	--	--	407,141
Total cost of sales	3,366,247	3,970,279	13,306,592	14,365,592

Gross profit	2,461,715	1,974,091	9,606,657	7,550,202

Operating expenses:
Research and development	867,857	1,116,553	3,465,920	4,211,492
Selling, general and administrative	3,165,045	3,951,921	12,973,393	13,792,156
Total operating expenses	4,032,902	5,068,474	16,439,313	18,003,648

Operating loss	(1,571,187)	(3,094,383)	(6,832,656)	(10,453,446)

Interest expense	220,068	86,831	786,963	316,312
Other income	(212)	(180)	(18,081)	(407,550)

Net loss	(1,791,043)	(3,181,034)	(7,601,538)	(10,362,208)

Preferred stock dividend accretion	331,061	308,866	1,290,470	1,203,953
Net loss applicable to common stockholders	$ (2,122,104)	$ (3,489,900)	$ (8,892,008)	$ (11,566,161)

Per share basic and diluted loss applicable to common stockholders:	$ (0.11)	$ (0.19)	$ (0.46)	$ (0.73)

Weighted-average number of common shares outstanding:
Basic and diluted	19,295,847	18,798,345	19,235,015	15,771,760

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$ 4,494,663	$ 8,190,302
Accounts receivable	3,277,460	2,425,417
Inventories	3,358,908	3,931,007
Other current assets	556,760	510,710
Total current assets	$ 11,687,791	$ 15,057,436

Property and equipment	9,734,644	9,102,991
Less accumulated depreciation	(7,458,220)	(6,849,543)
	2,276,424	2,253,448

Intangible and other assets, net	1,471,900	851,737
Total assets	$ 15,436,115	$ 18,162,621

Accounts payable	$ 1,210,412	$ 1,594,147
Accrued expenses	1,808,529	1,737,312
Note payable	86,941	--
Note payable - line-of-credit	1,000,000	--
Current portion of long-term debt	1,216,218	994,898
Total current liabilities	5,322,100	4,326,357

Deferred gain on sale and leaseback of property	360,877	495,515
Long-term debt, less current portion	6,283,782	3,915,949
Other long-term liabilities	300,000	--
Total liabilities	12,266,759	8,737,821

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	78,253	77,298
Additional paid-in capital	20,285,008	18,939,869
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(31,030,065)	(23,428,527)
Total stockholders' equity	3,169,356	9,424,800

Total liabilities & stockholders' equity	$ 15,436,115	$ 18,162,621